UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 5, 2005

Leap Wireless International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10307 Pacific Center Court, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-882-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 3 to the Amended and Restated System Equipment Purchase Agreement with Nortel Networks Inc.

On October 11, 2005, Cricket Communications, Inc. ("Cricket," a wholly owned subsidiary of Leap Wireless International, Inc.) and Nortel Networks Inc. ("Nortel") entered into Amendment No. 3 to the Amended and Restated System Equipment Purchase Agreement (the "Nortel Amendment"). In the Nortel Amendment, the term of the Amended and Restated System Equipment Purchase Agreement was extended to October 11, 2008 and Cricket, among other things, agreed to purchase a minimum of $90.5 million of products and services from Nortel between October 11, 2005 and the end of the amended contract term. Cricket also agreed to purchase certain minimum configurations of Nortel products and services for the initial build-out of Cricket’s Houston, Temple and Killeen, Texas, and San Diego, California markets (which purchases would apply towards the fulfillment of the foregoing minimum purchase commitment). Nortel, among other things, agreed to provide Cricket with certain pricing discounts and incentives and to make certain technical training available to Cricket personnel.

Amendment No. 8 to the Amended and Restated System Equipment Purchase Agreement with Lucent Technologies Inc.

On October 5, 2005, Cricket and Lucent Technologies Inc. ("Lucent") entered into Amendment No. 8 to the Amended and Restated System Equipment Purchase Agreement (the "Lucent Amendment"), effective as of October 1, 2005. In the Lucent Amendment, the term of the Amended and Restated System Equipment Purchase Agreement was extended to September 30, 2008 and Cricket, among other things, agreed to purchase a minimum of $119 million of products and services from Lucent between October 1, 2005 and the end of the amended contract term. Lucent, among other things, agreed to provide Cricket with certain pricing discounts, purchase credits and other incentives.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leap Wireless International, Inc.

October 11, 2005	By:	/s/ Dean M. Luvisa

Name: Dean M. Luvisa
Title: Acting Chief Financial Officer and Treasurer